EXHIBIT 21.1
                          SUBSIDIARIES

NAME                                     STATE OF INCORPORATION

Americom On Line.Com, Inc.                  Delaware

Ameritel Communications, Inc.               Delaware

Blue Chip Marketing, Inc.                   Delaware (inactive)

Interactive Display Technologies, Inc.      Delaware (inactive)

International Cellular Communications Ltd.  Delaware (inactive)

U.S. Communications, Inc.                   Delaware (inactive)

U.S. Paging Services, Inc.                  Delaware (inactive)

U.S. Personal Communications, Inc.          Delaware (inactive)

Wireless Communication Centers, Inc.        Delaware (inactive)